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                                                                    Exhibit 10.2

                               AGREEMENT OF LEASE

                                     BETWEEN

                                  ADVANTA CORP.

                                       AND

                                ROSEMARY CAUCHON
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         AGREEMENT OF LEASE made as of this 1st day of January, 2002 by and between ADVANTA CORP., a Delaware corporation (hereinafter called "Landlord") and ROSEMARY CAUCHON, an individual (hereinafter called "Tenant").

         For and in consideration of the agreements contained in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:

         1. Premises. Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord, for the term and upon the terms and conditions in this Lease, the condominium unit of Landlord referred to as Unit "B" in that certain Declaration of Condominium of Kemmerer Mansion Condominium dated January 17, 1986, recorded with the Recorder of Deeds of Delaware County in Deed Book 305, page 345 and shown as such in the Declaration Plan dated November 22, 1985, last revised January 16, 1986 and recorded in Delaware County in Condominium Plan Book 14 page 408 (collectively, the "Declaration"), which unit has an address of 408 Barbara Lane, Radnor Township, Delaware County, Pennsylvania, together with Landlord's proportionate undivided interest in the Common Elements (as defined in the Declaration), together with all equipment, furniture and furnishings located at the property and made available by, paid for or purchased by, Landlord for Tenant's use thereon (collectively, the "Premises").

         2. Term. The term of this Lease shall commence on the date of this Lease and shall end, without the necessity for notice from either party to the other, on the first of the following events to occur: (a) Tenant shall cease to be employed by Advanta Bank Corp., (b) Tenant shall cease to maintain her principal place of residence in the Baltimore area or (c) Tenant shall purchase the Premises from Landlord under the terms of this Lease. Tenant shall have a reasonable period of time after any lease termination, not to exceed thirty (30) days, during which she will have access to the Premises for the purpose of removing her personal property.

         3. Minimum Rent. Tenant shall pay to Landlord as minimum rent the sum of Ten Dollars ($10.00) per annum, payable in advance, on the first day of each calendar year during the term of this Lease.

         4. Care of the Premises. Tenant shall maintain the Premises and shall cause any necessary repairs or replacements to be made to maintain the Premises in good working order and condition, ordinary wear and tear excepted. Tenant shall advise Landlord of any necessary repair or replacement which is estimated to cost more than $1,000.00 in the aggregate or would otherwise require a structural change or repair to the Premises, which in each case shall be subject to Landlord's reasonable approval. Landlord shall reimburse Tenant for the cost of any such maintenance or repair, upon Tenant's request made in accordance with Landlord's reimbursement policies and procedures.

         5. Insurance.

                  (a) Landlord's Insurance. Landlord shall maintain at its expense an all risk casualty insurance policy in an amount not less than the full insurable value of all improvements and personalty on the Premises (excluding Tenant's personal property) and such other insurance
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as Landlord may be required to maintain under the Condominium Documents. At
Tenant's request, Landlord shall provide Tenant with evidence of such insurance at least annually.

                  (b) Tenant's Insurance. Tenant shall maintain at her expense renter's insurance in an amount not less than the full insurable value of her personal property in the Premises. Tenant shall carry a general liability insurance policy with coverage limits of not less than Two Hundred and Fifty Thousand Dollars ($250,000) per occurrence and shall name Landlord as an additional insured on such policy. At Landlord's request, Tenant shall provide Landlord with a certificate evidencing such insurance at least annually. Landlord will reimburse Tenant for the cost of such insurance upon Tenant's request made in accordance with Landlord's reimbursement policies and procedures.

         6. Improvement and Restoration of the Premises.

                  (a) Improvements. All improvements, repairs, equipment, furnishings and other property attached to the Premises or any part thereof made or installed on the Premises by or on behalf of Tenant at Landlord's expense shall become part of the Premises and the property of Landlord without any additional payment by Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of the term of this Lease.

                  (b) Restoration of Fire Damage. If the building or other improvements on the Premises are damaged or destroyed by fire or other casualty, this Lease will terminate unless Landlord and Tenant mutually agree in writing to restore the Premises and extend the term of this Lease.

         7. Landlord's Right of Entry. Upon Landlord's request, Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises from time to time as needed at reasonable times on reasonable notice.

         8. Utility and Maintenance Charges. Tenant shall pay the rents and charges for water and sewer services and the costs and charges for gas, heat, light, electricity and power and any other utility or service used or consumed in or servicing the Premises, including any required landscaping services, and all other costs and expenses involved in the care, management and use of the Premises. Landlord shall reimburse Tenant for such costs and expenses upon Tenant's request made in accordance with Landlord's reimbursement policies and procedures.

         9. Landlord's Responsibilities. While Landlord shall not be required to render services of any kind to Tenant under this Lease, upon Tenant's request made in accordance with Landlord's reimbursement policies and procedures, Landlord shall reimburse Tenant for the cost of services provided by third parties to Tenant in accordance with the provisions of this Lease. As owner of the Premises, Landlord shall also pay all real estate taxes due for the Premises and any fees due under the Condominium Documents.

         10. Governmental and Other Regulations. Tenant shall use and keep the Premises in compliance with applicable requirements of federal, state and municipal governments and will observe and comply with applicable requirements of insurance policies in force with respect to the Premises. Tenant also acknowledges that she has received a copy of the Declaration and the Bylaws of Kemmerer Mansion Condominium (collectively, the "Condominium Documents")
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and, during the term of this Lease, she will not do anything, or permit anything to be done, that would violate the Condominium Documents.

         11. Use of Premises. Tenant shall use the Premises only as a one-family private dwelling for herself and her family.

         12. Mechanics' Liens, etc. Tenant shall not allow any mechanics or other lien to be filed against the Premises for repairs ordered or arranged by Tenant.

         13. Mutual Releases; Waiver of Subrogation.

                  (a) Releases. Landlord shall not be liable for, and Tenant releases Landlord from, all claims for loss of life, personal injury or damage to property sustained by Tenant or any person claiming by, through or under Tenant resulting from fire, accident, occurrence or condition in, on or about the Premises, except for any negligence of Landlord. Tenant shall not be liable for, and Landlord releases Tenant from, all claims for loss of life, personal injury or damage to property sustained by Landlord or any person claiming by, through or under Landlord resulting from fire, accident, occurrence or condition in, on or about the Premises, except for any negligence of Tenant.

                  (b) Waiver of Subrogation. Notwithstanding any other provision of this Lease, each party hereby waives any claim against the other for damage to property by insurable casualty, it being understood that each party will look to the proceeds, if any, of insurance and that the insurers will not be entitled to recover from the other party hereunder for such damage, by way of subrogation or otherwise.

         14. Condemnation.

                  (a) Condemnation of Premises. If all or any material part of the Premises is taken or condemned for a public or quasi-public use, this Lease will terminate unless Landlord and Tenant otherwise mutually agree in writing to extend the term of this Lease.

                  (b) Award. Tenant shall have the right to make a claim against the condemning authority for moving and related expenses which are payable to tenants under Pennsylvania law. Tenant hereby waives any claims against Landlord and any other claims against the condemning authority, and Tenant assigns to Landlord all claims against the condemning authority including all claims for leasehold damages and reduction in the value of Tenant's leasehold interest, but excluding the claims for moving and related expenses under the first sentence of this Section.

         15. Assignment and Subletting. Tenant shall not assign this Lease, or sublet all or any part of the Premises. Tenant acknowledges that any rights to occupancy of the Premises by her spouse or other members of her family are derived from and subject to her rights as Tenant under this Lease.

         16. Notices; Payment of Rent.



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                  (a) Each notice or other communication required or permitted under this Lease will be in writing and, unless and until otherwise specified in a written notice by the party to receive it, shall be sent to the parties at the following respective addresses:

                           if intended for Tenant:

                                    At the Premises

                           if intended for Landlord:

                                    Advanta Corp.
                                    Welsh & McKean Roads
                                    P.O. Box 844
                                    Spring House, PA  19477-0844
                                    Attn:  Marcia M. Wilf, Esquire

Notices may be given on behalf of any party by its legal counsel.

                  (b) Each such communication shall be properly given for all purposes if (i) hand delivered or (ii) delivered to a nationally recognized overnight courier service for next business day (or sooner) delivery.

                  (c) All payments of rent and any other charges under this Lease shall be paid to Landlord at the address of Landlord provided in this Section.

         17. Condition of Premises. Tenant accepts the Premises in the condition or state in which they are as of the date of this Lease, without representation, covenant or warranty, express or implied, in fact or in law, by Landlord.

         18. Surrender. Tenant agrees that when this Lease ends Tenant shall leave the Premises and return them to Landlord in the same condition and repair in which they are required to be kept during the term of this Lease, ordinary wear and tear excepted.

         19. Agreement Dependent on Employment. This Lease is made pursuant to the letter agreement between the parties dated September 26, 2001 relating to the employment of Tenant at Advanta and, if Tenant shall for any reason cease to be employed by Advanta Bank Corp.or if Tenant shall for any reason cease to maintain her principal residence in the Baltimore area, this Lease shall terminate. This Lease may not be modified in any manner except by a paper signed by the party against which such modification is to be enforced.

         20. Tenant's Right to Purchase the Premises. At any time during the term of this Lease upon 30 days notice to Landlord, Tenant shall have the right to purchase the Premises "as-is" from Landlord upon payment of a purchase price equal to (i) the total of all sums actually paid by Landlord (or reimbursed to Tenant) for or in regard to the Premises, excluding condominium fees, taxes, insurance and ordinary operating, repair and maintenance costs, but including closing costs paid by Landlord and (ii) the depreciated "book value" (as it appears on Advanta's books as of the month in which the closing occurs) of all equipment, furnishings, fixtures and improvements to the Premises paid for by Landlord, together with interest thereon at



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the rate of 5% per annum from the date expended by Landlord through the date of
Tenant's purchase. Closing shall occur on a mutually satisfactory date within 45 days after Landlord's receipt of Tenant's notice of her election to purchase. The Premises, including all improvements, equipment, furniture and furnishings paid for by Landlord (or for which Landlord reimbursed Tenant), shall be conveyed to Tenant at Closing, "as-is", without representations or warranties, but otherwise on customary terms and conditions for the sale of residential real estate in the Philadelphia area.

         21. Representation in Condominium Association. During the term of this Lease, Tenant shall be entitled to be Landlord's representative in the Kemmerer Mansion Condominium Association and shall have Landlord's proxy to vote on Landlord's behalf as if she were the owner of the Property at any meeting of the Association or the Executive Board of the Association. However, prior to any such voting, Tenant agrees to submit a copy of the Association's meeting agenda, if any, to Landlord and to discuss with Landlord any potential issues anticipated to arise at the meeting so Landlord can be informed. Tenant also agrees that she will obtain Landlord's prior approval before she votes on any matter in which her vote would have the effect of materially amending the Condominium Documents or materially increasing Landlord's future obligations for condominium fees or assessments. Tenant understands that Landlord may send a representative to any Association meeting notwithstanding the proxy granted to Tenant.

         To show that they agree, the parties have signed this Lease under seal on the day and year at the top of the first page.

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
Landlord:                                                     Tenant:
Advanta Corp.


By:       Marcia M. Wilf                     (SEAL)                 Rosemary Cauchon                      (SEAL)
--------------------------------------------                  --------------------------------------------
         Name:  Marcia M. Wilf                                Rosemary Cauchon
         Title: Vice President,
                Corporate Administration
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